ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated October 9, 2009

Double Long Leverage Securities Linked to the S&P 500® Total Return Index

A Measured Approach for Increasing Risk and Return

UBS AG $•   Securities Linked to the S&P 500® Total Return Index due on or about •
UBS AG $•   Securities Linked to the S&P 500® Total Return Index due on or about •

Investment Description

Double Long Leverage Securities (the “Securities”) are senior unsecured notes issued by UBS AG (“UBS”) with returns linked to the performance of the S&P 500® Total Return Index (the “underlying index”). The Securities are designed to replicate a leveraged, double-long position in the underlying index. Each $10.00 principal amount of the Securities is being offered for $10.00 plus an upfront fee. At maturity, you will receive a cash payment per Security equal to (i) $10.00 plus a return equal to double the index return, minus (ii) the interest expense. The Securities will be subject to early redemption if the underlying index level at any time during the period from, but excluding, the trade date to, and including the final valuation date is less than the early redemption level (an “early redemption event”). Investors will not receive any interest payments during the term of the Securities. Investing in the Securities involves significant risks. In addition to being subject to the upfront fee and interest expense, you will participate in any negative performance of the underlying index on a two-times leveraged basis and may lose your entire investment in the Securities. You will have a loss on your investment if the index return is negative or not sufficiently positive to offset the effect of the upfront fee and interest expense. Any payment on the Securities is subject to the creditworthiness of UBS.

Features
☐	Leveraged Exposure: If you are seeking leveraged exposure to the underlying index, the Securities provide double exposure to any positive or negative returns of the underlying index, minus the interest expense and less the effect of the upfront fee.
☐	Tactical Investment Opportunity: If you have a bullish view of the underlying index, the Securities provide the opportunity to double any positive return of the underlying index, minus the interest expense and less the effect of the upfront fee. However, if the underlying index declines, after taking into account fees and interest, you would experience a loss that is more than double the loss of the underlying index.

Security Offering

These terms relate to eight separate offerings of the Securities with maturities of 3 months and 1 year. Each of the eight Securities is linked to the S&P 500® Total Return Index. The starting level for each Security will be set on the trade date for that Security. For expected trade dates, settlement dates, final valuation dates and maturity dates, see “Expected Offering Schedule” on page 4. The performance of each Security will not depend on the performance of any other Security.

Underlying Index	Starting Level	Term	Trade Date	Settlement Date	Final Valuation Date	Maturity Date	CUSIP/ISIN
S&P 500® Total Return Index	•	3 months	•	•	•	•	• /•
S&P 500® Total Return Index	•	1 year	•	•	•	•	• /•

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Double Long Leverage Securities product supplement relating to the Securities, the accompanying prospectus and this free writing prospectus. See “Key Risks” on page 9 and the more detailed “Risk Factors” beginning on page PS-15 of the Double Long Leverage Securities product supplement relating to the Securities for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public		Underwriting Compensation		Proceeds to UBS AG
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
3-month Securities Linked to the S&P 500® Total Return Index	•	$10.13	•	$0.13	•	$10.00
1-year Securities Linked to the S&P 500® Total Return Index	•	$10.23	•	$0.23	•	$10.00

The issue price of each Security exceeds the $10.00 principal amount per Security by the amount of the upfront fee detailed in the table above as underwriting compensation. Of that upfront fee, $0.055 represents a structuring fee paid to UBS Securities LLC and the remainder represents an underwriting discount received by UBS Financial Services Inc.

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by an index supplement and a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to these offerings that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you the prospectus, the index supplement and the product supplement if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Product Supplement dated October 9, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000512/c162396_690401-424b2.htm

♦	Index Supplement dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000044/v128784_690258-424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Double Long Leverage Securities” or the “Securities” refer to eight different Securities that are offered hereby. References to the “Double Long Leverage Securities product supplement” mean the UBS product supplement, dated October 9, 2009, references to the “index supplement” mean the UBS Index Supplement, dated January 13, 2009 and references to “accompanying prospectus” mean the UBS prospectus, dated January 13, 2009.

Investor Suitability

The Securities may be suitable for you if:

♦	You seek leveraged exposure to the positive and negative returns of the underlying index.
♦	You can tolerate a complete loss of your investment in the Securities.
♦	You believe that the level of the underlying index will increase sufficiently over the term of the Securities to offset the effect of the upfront fee and the interest expense.
♦	You can tolerate the potentially large movements positively and negatively in the value of the Securities prior to maturity.
♦	You are willing to hold the Securities to maturity but can tolerate an early redemption of the Securities.
♦	You do not seek periodic income from your investment.
♦	You are not seeking an investment for which there will be an active secondary market.
♦	You are comfortable with the creditworthiness of UBS, as Issuer of the Securities.

The Securities may not be suitable for you if:

♦	You are not seeking leveraged exposure to the underlying index.
♦	You cannot tolerate a complete loss of your investment in the Securities
♦	You believe that the level of the underlying index will decrease over the term of the Securities or will not increase sufficiently to offset the effect of the upfront fee and interest expense.
♦	You are unable or unwilling to hold the Securities to maturity or cannot tolerate an early redemption of the Securities.
♦	You seek periodic income from your investment.
♦	You seek an investment for which there will be an active secondary market.
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of non-structured fixed income investments with comparable maturities and credit ratings.
♦	You are not willing or are unable to assume the credit risk associated with UBS, as Issuer of the Securities.

Common Terms for Each Offering of the Securities

Issuer	UBS AG, Jersey Branch
Issue Price per Security	$10 plus the upfront fee set forth on the cover of this free writing prospectus. The Securities are offered at a minimum investment of 100 Securities.
Principal Amount per Security	$10.00
Underlying Index	S&P 500® Total Return Index
Leverage Factor	2
Payment at Maturity or upon an Early Redemption (per Security)	At maturity or upon an early redemption, you will receive a cash payment per Security equal to the redemption amount.
Redemption Amount	An amount equal to (i) the product of (a) the principal amount and (b) 1 + (leverage factor × index return), minus (ii) the interest expense. Expressed as a formula:
$10.00 × [1 + (2 × index return)] – interest expense
Any negative redemption amount will be deemed to be equal to zero. Therefore, your maximum loss under the Securities is your initial investment.
In addition to being subject to the upfront fee and interest expense, you will participate in any negative performance of the underlying index on a two-times leveraged basis and may lose your entire investment in the Securities. You will have a loss on your investment if the index return is negative or not sufficiently positive to offset the effect of the upfront fee and interest expense.
Index Return	Ending Level – Starting Level Starting Level
Starting Level	The closing level of the underlying index on the trade date.
Ending Level	The closing level of the underlying index on the applicable valuation date.
Valuation Date	If an early redemption event occurs on any index business day, the applicable valuation date will be that day, subject to postponement if a market disruption event occurs.
For determining the redemption amount at maturity, the applicable valuation date will be the final valuation date, subject to postponement if a market disruption event occurs.
Interest Expense	An amount equal to the amount of interest accrued on the principal amount at a rate per annum equal to overnight USD LIBOR calculated on the basis of actual number of calendar days elapsed divided by 360 and compounded on each business day during the accrual period.
Accrual Period/ Observation Period	The period from, but excluding, the trade date to, and including the applicable valuation date.
Overnight USD LIBOR	As of any calendar day during the accrual period, the London interbank offered rate (British Banker’s Association) for overnight deposits in U.S. dollars, which is displayed on Reuters page LIBOR01 (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the calculation agent), as of 11:00 a.m., London time, on the day that is one LIBOR business day prior to such date of determination.
LIBOR Business Day	Any trading day other than a day on which banking institutions in the city of London, England are authorized or obligated by law or executive order to be closed.

Early Redemption	The Securities will be redeemed early if the underlying index level at any time on any index business day during the observation period is less than the early redemption level (an “early redemption event”).
If your Securities are redeemed early, you will receive the redemption amount three business days following the applicable valuation date (the “early redemption settlement date”) and no further amounts will be owed to you under the Securities.
If the Securities are redeemed early, any redemption amount you receive will likely be significantly less than your initial investment in the Securities and could be zero.
Early Redemption Level	65% of the starting level.
Underlying Index Level	As of any time on any index business day during the observation period, the level of the underlying index published at such time on such day on the Bloomberg Professional® service page “SPXT <INDEX>”.
Index Business Day	Any trading day on which the underlying index is calculated and published by the index sponsor, as determined by the calculation agent.
Index Sponsor	Standard and Poor’s, a division of the McGraw Hill Companies.
Determining Payment at Maturity or upon an Early Redemption

The redemption amount, if any, you will receive at maturity or upon an early redemption event will be calculated as follows:

$10 × [1 + (2 × index return)] – interest expense

If the Securities are redeemed early, the redemption amount you receive is likely to be significantly less than your initial investment in the Securities and could be zero.

In addition to being subject to the upfront fee and interest expense, you will participate in any negative performance of the underlying index on a two-times leveraged basis and may lose your entire investment in the Securities. You will have a loss on your investment if the index return is negative or not sufficiently positive to offset the effect of the upfront fee and interest expense.

Expected Offering Schedule

CUSIP/ISIN	Term	Trade Date	Settlement Date	Final Valuation Date	Maturity Date
902661305/US9026613052	3 months	November 5, 2009	November 10, 2009	February 5, 2010	February 10, 2010
902661313/US9026613136	1 year	November 5, 2009	November 10, 2009	November 8, 2010	November 11, 2010
902661321/US9026613219	3 months	November 19, 2009	November 24, 2009	February 19, 2010	February 24, 2010
902661339/US9026613391	1 year	November 19, 2009	November 24, 2009	November 22, 2010	November 26, 2010
902661347/US9026613474	3 months	December 3, 2009	December 8, 2009	March 5, 2010	March 10, 2010
902661354/US9026613540	1 year	December 3, 2009	December 8, 2009	December 6, 2010	December 9, 2010
902661362/US9026613623	3 months	December 17, 2009	December 22, 2009	March 19, 2010	March 24, 2010
902661370/US9026613706	1 year	December 17, 2009	December 22, 2009	December 20, 2010	December 23, 2010

We reserve the right to cancel, suspend, postpone or terminate any offering at any time prior to issuance. In the event that we make any changes to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Securities remains the same.

Hypothetical Examples of How the Securities PerformTable 0px Font 9pt

The following examples illustrate the calculation of the redemption amount for a hypothetical offering of the Securities under various scenarios. Each example assumes the following terms:

Term	1 year
Issue Price	$10.23 per Security
Principal Amount	$10.00 per Security
Starting Level	1000
Early Redemption Level	650 (65% of the starting level)

The actual starting level and early redemption level will be determined on the trade date.

At Maturity

The following examples assume that the underlying index level never falls below the early redemption level at any time during the observation period and the Securities are redeemed at maturity. For purposes of these examples, we have assumed a total interest expense of $0.03 per Security. The actual interest expense will depend upon the overnight USD LIBOR over the accrual period, which will fluctuate daily, and upon the actual number of days in the accrual period and may result in a substantially different total interest expense.

Example 1

On the final valuation date, the level of the underlying index closes 15% above the starting level. Since the index return is 15%, the redemption amount per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 × [1 + (2 × index return)] – interest expense

= $10.00 × [1 + (2 × 15%)] – $0.03

= $12.97 per Security

In this example, given an initial investment of $10.23, the total return on the Securities is 26.78% while the index return is 15%.

Example 2

On the final valuation date, the level of the underlying index closes 15% below the starting level. Since the index return is -15%, the redemption amount per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 × [1 + (2 × index return)] – interest expense

= $10.00 × [1 + (2 × -15%)] – $0.03

= $6.97 per Security

In this example, given an initial investment of $10.23, the total return on the Securities is -31.87% while the index return is -15%.

Example 3

On the final valuation date, the level of the underlying index closes equal to the starting level. Since the index return is 0%, the redemption amount per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 × [1 + (2 × index return)] – interest expense =

= $10.00 × [1 + (2 × 0%)] – $0.03

= $9.97 per Security

In this example, given an initial investment of $10.23, the total return on the Securities is -2.54% while the index return is 0%.

Upon an Early Redemption Event

The following examples assume that the underlying index level falls below the early redemption level during the observation period and the Securities are redeemed early. For purposes of these examples, we have assumed a total interest expense of $0.02 per Security. The actual interest expense will depend upon the overnight USD LIBOR over the accrual period, which will fluctuate daily, and upon the actual number of days in the accrual period and may result in a substantially different total interest expense.

Example 1

On the applicable valuation date, the level of the underlying index closes 40% below the starting level. Since the index return is -40%, the redemption amount per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 × [1 + (2 × index return)] – interest expense

= $10.00 × [1 + (2 × -40%)] – $0.02

= $1.98 per Security

In this example, given an initial investment of $10.23, the total return on the Securities is -80.65% while the index return is -40%.

Example 2

On the applicable valuation date, the level of the underlying index closes 50% below the starting level. Since the index return is -50%, the redemption amount per $10.00 principal amount of the Securities will be calculated as follows:

$10.00 × [1 + (2 × index return)] – interest expense

= $10.00 × [1 + (2 × -50%)] – $0.02

= -$0.02 per Security

Because the redemption amount cannot be negative, the payment on the early redemption settlement date will be $0.00 per Security, and investors will suffer a total loss of the initial $10.23 investment. In this example, the total return on the Securities is -100% while the index return is -50%

Hypothetical Return Tables

The following table illustrates the redemption amount and total return on a hypothetical offering of Securities with a maturity of 1 year.

Term	1 year
Issue Price	$10.23 per Security
Principal Amount	$10.00 per Security
Starting Level	1000
Early Redemption Level	650 (65% of the starting level)

The actual starting level and early redemption level will be determined on the trade date. For purposes of these examples, we have assumed a total interest expense of $0.03 per Security. The actual interest expense will depend upon the overnight USD LIBOR over the accrual period, which will fluctuate daily, and upon the actual number of days in the accrual period (which will vary if an early redemption event occurs) and may result in a substantially different total interest expense.

Ending Level	Index Return*	Redemption Amount	Total Return* (excluding upfront fee)	Total Return* (including upfront fee)
1600	60%	$21.97	119.70%	114.76%
1500	50%	$19.97	99.70%	95.21%
1400	40%	$17.97	79.70%	75.66%
1300	30%	$15.97	59.70%	56.11%
1200	20%	$13.97	39.70%	36.56%
1100	10%	$11.97	19.70%	17.01%
1000	0%	$9.97	-0.30%	-2.54%
900	-10%	$7.97	-20.30%	-22.09%
800	-20%	$5.97	-40.30%	-41.64%
700	-30%	$3.97	-60.30%	-61.19%
600**	-40%	$1.97	-80.30%	-80.74%
500**	-50%	$0.00	-100.00%	-100.00%
400**	-60%	$0.00	-100.00%	-100.00%
*	Return figures depicted above are not annualized. Annualized return figures would express a greater percentage loss on an investment in the Securities if they are redeemed early.
**	An early redemption event will occur if the underlying index is less than the early redemption level at any time on any index business day during the observation period, including at the close of trading. Because this ending level is below the early redemption level, an early redemption event would have occurred (unless such day is the final valuation date).

The following table illustrates the redemption amount and total return on a hypothetical offering of Securities with a maturity of 3 months.

Term	3 months
Issue Price	$10.13 per Security
Principal Amount	$10.00 per Security
Starting Level	1000
Early Redemption Level	650 (65% of the starting level)

The actual starting level and early redemption level will be determined on the trade date. For purposes of these examples, we have assumed a total interest expense of $0.01 per Security. The actual interest expense will depend upon the overnight USD LIBOR over the accrual period, which will fluctuate daily, and upon the actual number of days in the accrual period (which will vary if an early redemption event occurs) and may result in a substantially different total interest expense.

Ending Level	Index Return*	Redemption Amount	Total Return* (excluding upfront fee)	Total Return* (including upfront fee)
1600	60%	$21.99	119.90%	117.08%
1500	50%	$19.99	99.90%	97.33%
1400	40%	$17.99	79.90%	77.59%
1300	30%	$15.99	59.90%	57.85%
1200	20%	$13.99	39.90%	38.10%
1100	10%	$11.99	19.90%	18.36%
1000	0%	$9.99	-0.10%	-1.38%
900	-10%	$7.99	-20.10%	-21.13%
800	-20%	$5.99	-40.10%	-40.87%
700	-30%	$3.99	-60.10%	-60.61%
600**	-40%	$1.99	-80.10%	-80.36%
500**	-50%	$0.00	-100.00%	-100.00%
400**	-60%	$0.00	-100.00%	-100.00%
*	Return figures depicted above are not annualized. Annualized return figures would express a greater percentage loss on an investment in the Securities.
**	An early redemption event will occur if the underlying index is less than the early redemption level at any time on any index business day during the observation period, including at the close of trading. Because this ending level is below the early redemption level, an early redemption event would have occurred (unless such day is the final valuation date).

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the offering of Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section beginning on page PS-15 of the Double Long Leverage Securities product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	No principal protection and leveraged downside exposure — You can lose all or substantially all of your investment in the Securities. In addition to being subject to the upfront fee and interest expense, to the extent that the ending level declines below the starting level, your loss is doubled, and the return on the Securities will decline at a rate that will exceed the rate of decline of the underlying index. If the index return is positive, but the increase in the level of the underlying index is insufficient to offset the effect of the upfront fee and the interest expense, you will have a loss on your investment in the Securities.
♦	Increased sensitivity to market risk — The return on the Securities is linked to the performance of the underlying index and indirectly linked to the value of the stocks (“index constituent stocks”), futures contracts on physical commodities (“index commodities”) and other constituents (collectively, “index constituents”) comprising the underlying index. Because your investment in the Securities contains a leverage component, changes in the level of the underlying index will have a greater impact on the amount payable on your Securities. In particular, any decrease in the closing level of the underlying index as of the applicable valuation date will result in a significantly greater decrease in the amount payable under the Securities at maturity or upon an early redemption.
♦	The upfront fee and the interest expense will have a negative effect on the return potential of the Securities — The issue price of each Security exceeds the $10.00 principal amount per Security by the amount of the upfront fee. Because the redemption amount is calculated on the basis of the principal amount and not the issue price, the upfront fee represents an immediate cost to you and will not grow along with any appreciation of the underlying index. In addition, the calculation of the redemption amount includes an interest expense that reduces the overall return of the Securities. Therefore, if the index return is positive, but the increase in the level of the underlying index is insufficient to offset the effect of the upfront fee and the interest expense, you will have a loss on your investment in the Securities.
♦	The Securities are subject to an early redemption feature that may automatically terminate your leveraged exposure to the underlying index — The Securities will be redeemed early if the underlying index level at any time on any index business day during the observation period is less than the early redemption level. If the Securities are redeemed early, you will receive a redemption amount that will likely be significantly less than the principal amount of your Securities and could be zero. You will not be entitled to any further payments, including any payment at maturity, after the early redemption settlement date even if the level of the underlying index increases substantially subsequent to the occurrence of the early redemption event.
♦	The underlying index level is subject to continuous monitoring during the observation period — For purposes of determining whether an early redemption event has occurred, the underlying index level will be subject to continuous monitoring during the observation period. Because the underlying index level is subject to continuous monitoring, an early redemption event will occur if the underlying index level drops below the early redemption level at any time of day during the observation period. Continuous monitoring of the underlying index may result in an early redemption of your Securities that may not have occurred if the underlying index level were instead subject to monitoring at discrete moments during the observation period.
♦	Reinvestment risk — If the Securities are redeemed prior to maturity pursuant to the early redemption feature, there is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities, if any, in a comparable investment with similar characteristics as the Securities.
♦	The Securities will not bear interest — As a holder of the Securities, you will not receive any periodic coupon payments. The overall return you earn on your Securities may be lower than interest payments you would receive by investing in a conventional fixed-rate or floating-rate debt security having the same maturity date and issuance date as the Securities.
♦	No dividend payments — You will not receive any dividend payments or other distributions on any index constituent stocks. Instead, dividends are nominally reinvested in the underlying index each month.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial loss.
♦	Owning the Securities is not the same as owning the index constituent stocks — Owning the Securities is not the same as owning the index constituent stocks. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the index constituent stocks would have.
♦	Credit of UBS — The Securities are senior unsecured debt obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

♦	Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the market price of the underlying index; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of UBS.
♦	Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market will not reflect the upfront fee and will be negatively affected over time by the amount of the accruing interest expense.
♦	Potential of UBS transactions to impact on price — Trading or transactions by UBS or its affiliates in the underlying index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index, may adversely affect the performance of the underlying index and, therefore, the market value of the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in trading activities related to the underlying index or the index constituents which may present a conflict between the interests of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of UBS, will determine the payment at maturity or whether an early redemption event has occurred based on the observed level of the underlying index. The calculation agent can postpone the determination of the ending level if a market disruption event occurs and is continuing on the applicable valuation date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Securities. Any such research, opinions or recommendations could affect the level of the underlying index and therefore the market value of the Securities.
♦	UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The index sponsor is not involved in the offer of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

The S&P 500® Total Return Index

We have derived all information contained in this free writing prospectus regarding the S&P 500® Total Return Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources. You should make your own investigation into the underlying index.

The S&P 500® Total Return Index is a measure of the total return of the stocks comprising the S&P 500® Index that includes dividends by adding the daily indexed dividend returns on those stocks to the daily price change of the S&P 500® Index. The S&P 500® Total Return Index reflects both ordinary and special dividends. Ordinary cash dividends are applied on the ex-date in calculating the S&P 500® Total Return Index. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. Special dividends are treated as corporate actions with offsetting price and divisor adjustments.

The S&P 500® Total Return Index and the S&P 500® Indexare published by S&P. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, the S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P Index, with the number of companies included in each group as of October 8, 2009 indicated below: Consumer Discretionary (78); Consumer Staples (41); Energy (40); Financials (79); Health Care (54); Industrials (58); Information Technology (76); Materials (30); Telecommunications Services (9); and Utilities (35).

Historical Information

The following table sets forth the quarterly high and low closing levels for the S&P 500® Total Return Index, as reported by Bloomberg Professional® service (“Bloomberg”). The closing level of the S&P 500® Total Return Index on October 8, 2009 was 1747.70. The historical levels of the S&P 500® Index should not be taken as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2005	3/31/2005	1825.70	1729.33	1760.89
4/1/2005	6/30/2005	1822.35	1697.74	1784.99
7/1/2005	9/30/2005	1868.06	1789.85	1849.33
10/3/2005	12/30/2005	1923.43	1772.36	1887.94
1/3/2006	3/31/2006	1985.69	1900.58	1967.38
4/3/2006	6/30/2006	2017.34	1866.92	1939.03
7/3/2006	9/29/2006	2053.93	1885.82	2048.89
10/2/2006	12/29/2006	2199.15	2041.99	2186.13
1/3/2007	3/30/2007	2255.48	2125.34	2200.12
4/2/2007	6/29/2007	2391.13	2205.85	2338.25
7/2/2007	9/28/2007	2417.50	2193.40	2385.72
10/1/2007	12/31/2007	2447.03	2205.49	2306.23
1/2/2008	3/31/2008	2273.41	2008.71	2088.42
4/2/2008	6/30/2008	2258.74	2028.89	2031.47
7/1/2008	9/30/2008	2076.59	1765.72	1861.44
10/1/2008	12/31/2008	1853.26	1206.04	1452.98
1/2/2009	3/31/2009	1503.87	1095.04	1292.98
4/1/2009	6/30/2009	1541.70	1314.63	1498.94
7/1/2009	9/30/2009	1755.99	1434.50	1732.86
10/1/2009	10/8/2009	1747.70	1680.70	1747.70
*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2009 includes data for the period from October 1, 2009 through October 8, 2009. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2009.

The graphs below illustrate the performance of the S&P 500® Total Return Index from June 30, 1998 to October 8, 2009, based on information from Bloomberg. The dotted line represents a hypothetical early redemption level, equal to 65% of the closing level of the underlying index on October 8, 2009.

The historical levels of the S&P 500® Total Return Index should not be taken as an indication of future performance.

What Are the Tax Consequences of the Securities?Table 0px Font 9pt

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-36 of the Double Long Leverage Securities product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying index. If your Securities are so treated, (i) with respect to Securities with a three month term, you should generally recognize short-term capital gain or loss upon sale or maturity of your Securities, and (ii) with respect to Securities with a term of 12 months plus at least one day, if you acquired your Securities on the Settlement Date and hold them to maturity, you should generally recognize long-term capital gain or loss upon maturity of your Securities, in each case, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. If Securities with a term of 12 months plus at least one day become subject to an early redemption, you should generally recognize short-term capital gain or loss upon the redemption of your Securities.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-37 of the Double Long Leverage Securities product supplement.

The Internal Revenue Service has recently released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended, should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page PS-36 of the Double Long Leverage Securities product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of June 30, 2009 (unaudited)	CHF	USD
	(in millions)
Debt
Debt issued(1)	265,114	244,158
Total Debt	265,114	244,158
Minority Interest(2)	8,011	7,378
Shareholders’ Equity	33,545	30,894
Total capitalization	306,670	282,429

(1)	Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.92095 (the exchange rate in effect as of June 30, 2009).

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents will agree to purchase, all of the Securities at the issue price to public set forth on the cover of this free writing prospectus less an underwriting discount. UBS Securities LLC will be entitled to receive a structuring fee for the Securities. The upfront fee included in the issue price for the Securities will be distributed to UBS Financial Services Inc. and UBS Securities LLC in the form of the underwriting discount and the structuring fee, respectively, as set forth on the cover of this free writing prospectus.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the accountholder.